Exhibit 99.1
Schedule I Condensed Financial Information of Registrant
ARCHIPELAGO LEARNING, INC.
BALANCE SHEET

	As of December 31,
	2010	2009
	(in thousands)
Assets
Cash and cash equivalents	$15,373	$48,655
Deferred tax assets	2,875	—
Receivable from subsidiary	200	16
Note receivable from subsidiary	25,650	25,650
Investment in subsidiaries	66,173	13,184

Total assets	$110,271	$87,505

Liabilities and Equity
Taxes payable	$—	$540
Due to subsidiary	—	3,955
Long-term deferred tax liabilities	2,954	—

Total liabilities	2,954	4,495
Commitments and contingencies
Stockholders’ Equity:
Preferred stock ($0.001 par value, 10,000,000 shares authorized, none issued and outstanding at December 31, 2010 and 2009)	—	—
Common stock ($0.001 par value, 200,000,000 shares authorized, 26,354,198 and 25,110,255 shares issued and outstanding at December 31, 2010 and 2009, respectively)	26	25
Additional paid-in capital	95,395	76,072
Accumulated other comprehensive income	1,531	—
Retained earnings	10,365	6,913

Total stockholders’ equity	107,317	83,010

Total liabilities and equity	$110,271	$87,505

STATEMENT OF OPERATIONS

		For the period from
		inception at August 4,
	For the Year Ended	2009 through
	December 31, 2010	December 31, 2009
	(in thousands)
Interest income	$253	$25
Gain (loss) on investment in subsidiaries	3,299	(1,106)

Net income before tax	3,552	(1,081)
Provision for income tax	100	—

Net income	$3,452	$(1,081)

STATEMENT OF CASH FLOWS

		For the period from
		inception at August
	For the Year Ended	4, 2009 through
	December 31, 2010	December 31, 2009
	(in thousands)
Cash flows from operating activities
Net income (loss)	$3,452	$(1,081)
Adjustments to reconcile net income to net cash provided by operating activities:
Accrued interest on intercompany note	(182)	—
Deferred income taxes	79	—
(Gain) loss on investment in subsidiary	(3,299)	1,106
Changes in operating assets and liabilities:
Investment in subsidiaries	(32,792)	(16)
Change in taxes payable	(540)	—

Net cash provided by (used in) operating activities	(33,282)	9

Cash flows from investing activities
Net cash used in investing activities	—	—

Cash flows from financing activities
Contribution from member in Reorganization	—	693
Stock offering	—	47,953

Net cash provided by financing activities	—	48,646

Net change in cash and cash equivalents	(33,282)	48,655
Beginning of period	48,655	—

End of period	$15,373	$48,655